Exhibit 99

Press Contact: W. Don Cornwell

Analyst Contact: Ann Beemish

Telephone: 212/826-2530

FOR IMMEDIATE RELEASE

Wednesday, August 6, 2003

GRANITE BROADCASTING REPORTS RESULTS FOR THE SECOND
QUARTER ENDED JUNE 30, 2003

-Results In-Line with Guidance-

-Same Station Net Revenue Increases 5.1%-

NEW YORK, August 6, 2003 — Granite Broadcasting Corporation (NASDAQ: GBTVK) reported results for second quarter 2003 that are in-line with the guidance provided by the Company in its press release dated April 28, 2003.  Reported results were impacted by the disposition of KNTV on April 30, 2002 (see Table 1).  As such, the Company also reports certain “same station” information, which assumes the disposition occurred on January 1, 2002 (see Table 2 and Table 3).

Commenting on the results, W. Don Cornwell, Chairman and Chief Executive Officer, said, “We are extremely pleased to announce we have achieved expectations for each of the last 12 quarters, especially in a period where we were one of very few broadcasters to provide second quarter guidance.  With same station net revenue up 5.1 percent, our station group out-performed the industry, which was up 1.5 percent according to the Television Bureau of Advertising. Excluding political, net revenue increased 5.9 percent.  Our California and Buffalo stations again led the way, with our San Francisco station experiencing particularly strong revenue growth.”

John Deushane, Chief Operating Officer, added, “As a result of strong news ratings and aggressive local sales efforts, our stations were able to grow revenue despite the lack-luster advertising environment.  Our positive relationships with local automotive dealers helped fuel double-digit increases in our number one category at both our Big Three and WB affiliates.”  Highlights include:

• In San Francisco, our WB affiliate continued its extraordinary revenue and share gain momentum.  Net revenue growth of 26 percent enabled the station to increase its revenue share by approximately one full share point or 27 percent over last year’s second quarter.  This is the station’s fourth consecutive quarter of double-digit revenue growth as well as its fourth consecutive quarter of revenue share growth.  The station completed the 2002-03

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season with strong season-to-season growth in key demographics and dayparts, and was the fastest growing network in the Bay Area in share of adults 18-49.

• In Detroit, our WB affiliate has also shown strong season-to-season growth in key demographics and dayparts.  The station’s new prime time access line up of Will & Grace and Home Improvement continues to increase ratings in several key demographics, including adults 18-49 up 28 percent, and men 18-49 and 25-54 up 40 percent from last May.

• In Buffalo, our ABC affiliate increased its revenue and revenue share in a market that was estimated to be down 2 percent.  Our station reinforced its commitment to the local community by creating, producing and hosting a town hall meeting to discuss issues facing the local economy.  “A Buffalo Conversation” brought together the area’s elected officials and over 1,200 concerned citizens on June 10, 2003.  The 7pm-8pm live broadcast was the highest rated program in its time period, and a top story on every local news channel and in the local newspaper.  The station also continues to outperform the national ABC prime time average with ratings that often rank in the top ten of ABC affiliates in metered markets.

• In Fresno, our NBC affiliate grew revenue share by significantly outperforming its high-growth market.  The station’s newly launched 4pm newscast has almost tripled its adults 25-54 rating from the November 2002 ratings book.  The addition of Dr. Phil this past fall has helped to increase early fringe ratings by more than six times. Our station’s involvement with the “March of Dimes WalkAmerica” program helped raise over a half million dollars for the local chapter, a 30 percent increase over the prior year.

• In Fort Wayne, our ABC affiliate continued its ratings momentum during the May ratings book, growing ratings in adults 25-54 by 10 percent and 28 percent at 6pm and 11pm, respectively.  The station also increased its adults 25-54 ratings in both prime time access and prime time by approximately 9 percent, and outperformed the national ABC prime time average by 52 percent in key demographics.

• In Duluth, our NBC affiliate continues to reap the benefits of its new satellite station, KRII, reaching previously underserved viewers in the northern region of the DMA.  We estimate our station outpaced its market and increased revenue share by almost four full percentage points during the quarter.

Don Cornwell concluded, “Once again, our station highlights reflect the continued execution of our operating strategy and strength of our management team.  Local television is what we do best, and we remain focused on implementing a significant change in the mix of our station group through the sale or swap of our WB stations for news-oriented, cash flow positive stations.  Furthermore, it is our intention to capitalize on the operating efficiencies that consolidation provides by creating duopolies in some of our current markets.  Given the momentum of our WB affiliates and our successful track record in operating Big Three stations, we are well positioned to execute this strategy.  We have made significant progress in its implementation and we look forward to updating you in the near future.”

Use of Broadcast Cash Flow

Broadcast Cash Flow, a non-GAAP measure, is defined as operating income (loss) plus depreciation, amortization, corporate, non-cash compensation, and program amortization, less program payments.  Broadcast Cash Flow is commonly used as an indicator of operating performance for broadcasting companies and is also used to value broadcasting assets.  Broadcast Cash Flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  The Company considers operating loss to be the most comparable GAAP measure to Broadcast Cash Flow; therefore, the Company has included a reconciliation of Broadcast Cash Flow to operating loss in Table 4 and Table 6, as required by Regulation G.

SECOND QUARTER RESULTS - SAME STATION
THREE MONTHS ENDED JUNE 30, 2003
VERSUS THREE MONTHS ENDED JUNE 30, 2002

On a same station basis, net revenue increased $1,376,000 or 5.1 percent due primarily to a healthy 13 percent increase in net revenue at the Company’s WB affiliates and a 1.7 percent increase at the Company’s Big Three affiliates.  Excluding political, net revenue increased 5.9 percent.

On a same station basis, station operating expenses increased 5.8 percent due primarily to increased programming amortization at the Company’s WB affiliates and increased sales and news expense at the Company’s Big Three affiliates.  Same station second quarter Broadcast Cash Flow increased $117,000 to $5.4 million.

WB Affiliates

Net revenue at the Company’s WB affiliates increased 13 percent or $1 million during the quarter.  The increase was driven by 26 percent net revenue growth at the Company’s San Francisco WB affiliate, which we estimate significantly outpaced its market and grew revenue share over last year’s second quarter. The WB affiliates contributed 32 percent to net revenue during the quarter.

Station operating expenses at the Company’s WB affiliates increased 6.7 percent or $623,000 due primarily to increased programming amortization for new programs launched in the fall of 2002. Broadcast Cash Flow at the Company’s WB affiliates improved to negative $818,000 from negative $1.2 million.

Big Three Affiliates

On a same station basis, net revenue at the Company’s Big Three affiliates increased 1.7 percent or $324,000. A healthy 6 percent increase in local advertising was offset, in part, by a 2.4 percent decline in national advertising and the absence of $236,000 in political advertising versus last year’s second quarter.  The Big Three affiliates contributed 68 percent to net revenue during the quarter.

On a same station basis, station operating expenses at the Company’s Big Three affiliates increased 4.9 percent or $619,000 due primarily to an increase in sales expense and news expense due to the launch of new 4pm newscasts in Buffalo and Fresno, offset in part by a decline in program amortization.  Broadcast Cash Flow at the Big Three affiliates decreased $313,000 to $6.2 million.

THIRD QUARTER 2003 GUIDANCE

Commenting on guidance for the three months ended September 30, 2003, Mr. Cornwell said, “Our stations face tough comparisons against last year’s third quarter when net revenue grew by 14.2 percent, including $2.3 million of political revenue which represented 8 percent of total advertising revenue.  Based on current market conditions, at this time we expect third quarter net revenue will decline in the range of 2.5 to 6.5 percent and Broadcast Cash Flow will be in the range of $1.5 million to $2.7 million  (see Table 5 and Table 6).  Excluding the benefit of political advertising in each year, we expect third quarter net revenue of between flat and up 4 percent.”

Third Quarter Guidance on Other Income Statement Items

•                  Depreciation expense is expected to be $1.8 million in the third quarter and $6.6 million for the full year.

•                  Amortization expense is expected to be $1.1 million in the third quarter and approximately $6.7 million for the full year.

•                  Corporate expense is expected to be $2.7 million for the third quarter and approximately $11 million for the full year.

•                  Non-cash compensation expense is expected to be $170,000 for the third quarter and approximately $1.2 million for the full year.

•                  Interest expense is expected to be $7.7 million in the third quarter and approximately $31 million for the full year.

•                  Accrued Preferred Stock Dividend is expected to be $6.4 million in the third quarter and approximately $12.8 million for the full year.  In accordance with Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, issued in May 2003 and effective with interim periods after June 15, 2003, the Company will record on its income statement under other expenses the accrual of dividends on its 12 3/4% Cumulative Exchangeable Preferred Stock beginning in the third quarter of 2003.

•                  Non-cash interest expense is expected to be $1.3 million in the third quarter and approximately $4.9 million for the full year.

•                  Capital expenditures are expected to be $7 million in the third quarter and approximately $15 million for the full year, which includes $4 million in the third quarter and approximately $8 million for the full year for completion of the digital conversion.

*  *  *  *  *

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which represent the Company’s expectations or beliefs concerning future events. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements. Such factors include, without limitation, general economic conditions, competition in the markets in which the Company’s stations are located, technological change and innovation in the broadcasting industry and proposed legislation.

Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language set forth in the Company’s most recent Annual Report on Form 10K and other documents filed with the Securities and Exchange Commission. There can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such forward-looking statements.

Granite Broadcasting Corporation (NASDAQ: GBTVK) operates eight television stations in geographically diverse markets reaching over 6% of the nation’s television households. Three stations are affiliated with the NBC Television Network (NBC), two with the ABC Television Network (ABC), one with the CBS Television Network (CBS), and two with the Warner Brothers Television Network (WB).  The NBC affiliates are KSEE-TV, Fresno-Visalia, California, WEEK-TV, Peoria-Bloomington, Illinois, and KBJR-TV, Duluth, Minnesota and Superior, Wisconsin.  The ABC affiliates are WKBW-TV, Buffalo, New York, and WPTA-TV, Fort Wayne, Indiana. The CBS affiliate is WTVH-TV, Syracuse, New York.  The WB affiliates are KBWB-TV, San Francisco-Oakland-San Jose, California, and WDWB-TV, Detroit, Michigan.

Table 1

Financial Results -As Reported (Unaudited)

(in thousands, except per share data and number of shares)

	As Reported
	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
GRANITE BROADCASTING CORPORATION
Net revenue	$28,467	$32,553	$53,125	$76,096
Station operating expenses	23,029	24,855	45,135	54,940
Depreciation expense	1,553	1,524	3,084	3,258
Amortization expense	2,370	4,760	4,740	14,238
Corporate expense	2,672	2,319	5,493	4,616
Non-cash compensation expense	165	326	551	655
Operating loss	(1,322)	(1,231)	(5,878)	(1,611)

Interest expense	7,688	7,881	15,315	20,469
Interest income	(177)	(196)	(391)	(315)
Non-cash interest expense	1,204	3,089	2,275	10,954
Gain on station sale	—	(192,406)		(192,406)
Loss on extinguishment of debt (b)	—	15,097		15,097
Other expense	122	154	260	303
(Loss) income before income taxes and cumulative effect of a change in accounting principle	(10,159)	165,150	(23,337)	144,287
(Benefit) provision for income taxes:
Current	(3,288)	36,177	(7,499)	33,296
Deferred	—	39,156	—	34,229
Total (benefit) provision for income taxes	(3,288)	75,333	(7,499)	67,525
(Loss) income from continuing operations before cumulative effect of a change in accounting principle	(6,871)	89,817	(15,838)	76,762
Cumulative effect of a change in accounting principle, net of tax benefit (a)	—	—	—	150,479
Net (loss) income	$(6,871)	$89,817	$(15,838)	$(73,717)

Net (loss) income attributable to common shareholders	$(13,347)	$110,494	$(28,789)	$(61,684)

Per basic common share:
(Loss) income from continuing operations before cumulative effect of a change in accounting principle	$(0.70)	$5.89	$(1.52)	$4.74
Cumulative effect of a change in accounting principle, net of tax benefit	—	—	—	(8.03)
Basic net (loss) income per share	$(0.70)	$5.89	$(1.52)	$(3.29)

Weighted average common shares outstanding	18,999,000	18,752,000	18,970,000	18,740,000

Per diluted common share:
(Loss) income from continuing operations before cumulative effect of a change in accounting principle	$(0.70)	$5.83	$(1.52)	$4.70
Cumulative effect of a change in accounting principle, net of tax benefit	—	—	—	(7.97)
Diluted net (loss) income per share	$(0.70)	$5.83	$(1.52)	$(3.27)

Weighted average common shares outstanding	18,999,000	18,965,000	18,970,000	18,883,000

Capital expenditures	$5,584	$2,693	$7,638	$4,180

(a) Represents a one-time, non-cash charge in connection with the adoption of FASB #142.

(b) The Company recorded a loss on the early extinguishment of debt related to the write-off of deferred financing fees associated with its prior senior credit facility.

Table 2

Financial Results - Same Station (unaudited)

(in thousands)

	Same Station
	Three Months Ended June, 30
	2003	2002	Percent Change
GRANITE BROADCASTING CORPORATION
Net revenue	$28,467	$27,091	5.1%
Station operating expenses	23,029	21,775	5.8%
Depreciation expense	1,553	1,386
Amortization expense	2,370	2,502
Corporate expense	2,672	2,319
Non-cash compensation expense	165	326
Operating loss	$(1,322)	$(1,217)

Supplemental Financial Data:
Broadcast cash flow (a)	$5,417	$5,300
Broadcast cash flow margin	19.0%	19.6%
Program amortization	$6,482	$6,314
Program payments	$6,503	$6,330

Table 3

Reconciliation of As Reported Results to Same Station (unaudited)

Three Months Ended June 30, 2002

(in thousands)

	As Reported	Less: KNTV (b)	Same Station

Net revenue	$32,553	$5,462	$27,091
Station operating expenses	24,855	3,080	21,775
Depreciation expense	1,524	138	1,386
Amortization expense	4,760	2,258	2,502
Corporate expense	2,319	—	2,319
Non-cash compensation expense	326	—	326
Operating loss	$(1,231)	$(14)	$(1,217)

Table 4

Reconciliation of Operating Loss to Broadcast Cash Flow (unaudited)

(in thousands)

	Same Station
	Three Months Ended June 30
	2003	2002
Operating loss	$(1,322)	$(1,217)
Plus:
Depreciation expense	1,553	1,386
Amortization expense	2,370	2,502
Corporate expense	2,672	2,319
Non-cash compensation expense	165	326
Program amortization	6,482	6,314
Less:
Program Payments	6,503	6,330
Broadcast Cash Flow	$5,417	$5,300

(a) Broadcast cash flow is defined as operating loss plus depreciation, amortization, corporate, non-cash compensation and program amortization, less program payments.  The Company has included broadcast cash flow data because such data are commonly used as a measure of performance for broadcast companies and is also used to value assets. Broadcast cash flow is not and should not be used as an indicator or alternative to operating loss, net loss, or cash flow, as reflected in the consolidated financial statements, is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(b) KNTV was sold on April 30, 2002.

Table 5

Third Quarter Guidance - Same Station (unaudited)

(in thousands)

	Three Months Ended September 30,
	2002	2003		Percent Change
	Same Station	High	Low	High	Low
GRANITE BROADCASTING CORPORATION
Net revenue	$26,084	$25,432	$24,388	-2.5%	-6.5%
Station operating expenses	21,220	22,179	22,395	4.5%	5.5%
Depreciation expense	1,350	1,761	1,761
Amortization expense	2,378	1,120	1,120
Corporate expense	2,331	2,701	2,701
Non-cash compensation expense	411	170	170
Operating loss	$(1,606)	$(2,499)	$(3,759)

Supplemental Financial Data:
Broadcast cash flow (a)	$4,478	$2,724	$1,464
Broadcast cash flow margin	17.2%	10.7%	6.0%
Program amortization	$5,881	$5,699	$5,699
Program payments	$6,267	$6,228	$6,228

Table 6

Third Quarter Guidance

Reconciliation of Operating Loss to Broadcast Cash Flow (unaudited)

(in thousands)

	Three Months Ended September 30,
	2002	2003
	Same Station	High	Low
Operating loss	$(1,606)	$(2,499)	$(3,759)
Plus:
Depreciation expense	1,350	1,761	1,761
Amortization expense	2,378	1,120	1,120
Corporate expense	2,331	2,701	2,701
Non-cash compensation expense	411	170	170
Program amortization	5,881	5,699	5,699
Less:
Program Payments	6,267	6,228	6,228
Broadcast Cash Flow	$4,478	$2,724	$1,464

(a) Broadcast cash flow is defined as operating loss plus depreciation, amortization, corporate, non-cash compensation and program amortization, less program payments.  The Company has included broadcast cash flow data because such data are commonly used as a measure of performance for broadcast companies and is also used to value assets. Broadcast cash flow is not and should not be used as an indicator or alternative to operating loss, net loss, or cash flow, as reflected in the consolidated financial statements, is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

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